As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Elm Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-3622015
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, FL 33410

(617) 375-3006

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason W. Reese

Chief Executive Officer & Chairman

Great Elm Group, Inc.

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, FL 33410

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Hillary A. Coleman

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4733

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 7, 2026

PRELIMINARY PROSPECTUS

Up to 2,000,000 Shares of Common Stock Issuable by Great Elm Group, Inc. Upon Exercise of the Outstanding Warrants

Up to 7,353,885 Shares of Common Stock Offered by Selling Stockholders

Great Elm Group, Inc.

Common Stock

This prospectus relates to (i) the issuance by us of up to 2,000,000 shares (the “Warrant Shares”) of our common stock, par value $0.001 per share (the “common stock”), upon exercise of the Warrants (as defined herein) and (ii) the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) or their permitted transferees of up to 7,353,885 shares (the “Secondary Shares”) of our common stock, including 5,353,885 shares of common stock that were issued to the Selling Stockholders in private placements and the Warrant Shares.

We are registering the offer and sale of the Secondary Shares by the Selling Stockholders to satisfy certain registration rights we have granted. We are not offering any shares of common stock for sale under this prospectus and we will not receive any proceeds from the sales of the Secondary Shares by the Selling Stockholders under this prospectus. We also will not receive any proceeds from the issuance of the Warrant Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash.

The Selling Stockholders identified in this prospectus may offer the Secondary Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. To the extent required, we will provide the specific terms of transactions in these Secondary Shares in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GEG.” On January 5, 2026, the closing sale price of our common stock on Nasdaq was $2.51 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this process, we and the Selling Stockholders may, issue and sell, as applicable, the securities described in the prospectus in one or more offerings. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

We have not authorized anyone nor has any Selling Stockholder authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the Secondary Shares to which it relates. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any amendment to this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “GEG” or the “Company” mean Great Elm Group, Inc.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct, and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results. Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation:

•

the ability of Great Elm Capital Management, LLC (“GECM”) to profitably manage Great Elm Capital Corp. (“GECC”), a business development company, and the ability of Monomoy CRE, LLC (“MCRE”) to manage Monomoy UpREIT, LLC (“Monomoy UpREIT”), the operating subsidiary of a private real estate investment trust with a portfolio of diversified, net leased, industrial outdoor storage (“IOS”) assets;

•	the dividend rate that GECC and Monomoy UpREIT will pay;

•	the results of our investment management activities;

•	our ability to sell the real estate properties we develop at a profit;

•	our ability to raise capital to fund our business plan;

•	our ability to make acquisitions and manage any businesses we may acquire;

•

conditions in the equity capital markets and debt capital markets as well as the economy generally, including market uncertainty regarding global trade policies and tariffs, changes to interest rates and inflationary pressures;

•	our ability to maintain the security of electronic and other confidential information;

•	serious disruptions and catastrophic events, including, for example, the potential impact of public health emergencies on the global economy;

•

competition, mostly from larger, well-financed organizations (both domestic and foreign), including operating companies, global asset managers, investment banks, commercial banks, and private equity funds;

•	outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith;

•	maintaining our contractual arrangements and relationships with third parties;

•	our ability to attract, assimilate, develop and retain key personnel;

•	compliance with laws, regulations and orders;

•	changes in laws and regulations governing our operations; and

•	other factors described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 under “Risk Factors” or as set forth from time to time in our SEC filings.

The forward-looking statements speak only as of the time of filing of this prospectus and we do not undertake to update or revise them as more information becomes available. You are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”

Our Company

We are a publicly-traded alternative asset management company focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, and other alternative strategies.

We decided to operate an asset management business because of our assessment of its ability to generate recurring free cash flows, its growth prospects and our Board of Directors’ (our “Board”) and employees’ industry expertise. GECM, our wholly-owned registered investment adviser subsidiary, is an investment adviser providing investment management services to GECC, as well as other private funds. MCRE, another indirect wholly-owned subsidiary, provides investment management services to Monomoy UpREIT. The combined assets under management of these entities at September 30, 2025 was approximately $792 million.

GECC was established in 2016 and it elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We own approximately 9.7% of GECC’s shares as of September 30, 2025. We earn dividends from these shares and may sell them to redeploy our capital in higher yielding opportunities.

Monomoy UpREIT is the operating partnership of Monomoy Properties REIT, LLC. Monomoy Properties REIT, LLC was formed in 2014 with the purpose of building an industry-leading single-tenant IOS focused portfolio specializing in net leased assets, specifically Class B & C warehouse, distribution & light manufacturing assets. We acquired the investment management agreement of Monomoy UpREIT in May 2022. We own approximately 5.1% of Monomoy UpREIT and approximately 4.0% of Monomoy Properties REIT, LLC.

GECM and MCRE, our wholly-owned subsidiaries, earn revenue through investment management agreements with each investment vehicle that provide for management fees, property management fees, incentive fees and/or administration fees. These fees are generally based on assets under management, rent collected, investment performance and allocable expenses incurred in the administration of these investment vehicles.

In January 2023, Monomoy BTS Corporation (“MBTS”), our indirect wholly-owned subsidiary, completed the purchase of certain land parcels in Mississippi and Florida. MBTS completed its third purchase, a land parcel in Florida, in March 2025. Contemporaneously with the land purchases, MBTS entered into commercial lease agreements, as a lessor, in respect to the land parcels and build-to-suit improvements to be constructed thereon. The leases commence upon substantial completion of the build-to-suit developments and MBTS looks to sell the land and improvements with the attached leases at, or subsequent to, the respective lease commencement date. In June 2024, MBTS sold one of its developments, and in September 2025 it sold a second development.

On February 4, 2025, we acquired certain assets of Greenfield CRE (“Greenfield”), a construction management company and previous partner of MCRE (the “Greenfield Acquisition”). In connection with the acquisition, we formed Monomoy Construction Services, LLC (“MCS”), an indirect wholly-owned subsidiary of ours, and combined Greenfield’s assets with the assets of Monomoy BTS Construction Management, LLC to launch an integrated, full-service construction business. MCS will be dedicated to serving the Company’s various real estate businesses, as well as expanding its existing third-party consulting business. The financial results of MCS are included in the Company’s consolidated results for the period beginning on February 4, 2025.

Corporate Information

Our corporate headquarters is located at 3801 PGA Boulevard, Suite 603, Palm Beach Gardens, Florida 33410 and our phone number is (617) 375-3006. Our filings with the SEC are posted on our corporate website at https://www.greatelmgroup.com/investors/. The information contained in, or accessible through, our corporate website does not constitute part of this prospectus.

Private Placements

On July 31, 2025, we entered into a Stock Purchase Agreement (the “KLIM Stock Purchase Agreement”) with certain funds affiliated with Kennedy Lewis Investment Management LLC (“KLIM”), a Delaware limited liability company (such funds, the “KLIM Purchasers”), pursuant to which the KLIM Purchasers purchased, and we issued, 1,353,885 shares of our common stock (the “KLIM Shares”) at a 20-day volume-weighted average price calculated at market close the business day prior to the date of the KLIM Stock Purchase Agreement of $2.1144 per share, or an aggregate purchase price of $2,862,654.44. The KLIM Shares were issued in a private placement exempt from registration under Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act of 1933 (the “Securities Act”).

On August 27, 2025, we entered into a Securities Purchase Agreement (the “Woodstead Securities Purchase Agreement” and, together with the KLIM Stock Purchase Agreement, the “Securities Purchase Agreements”) with Woodstead Value Fund, L.P., a Texas limited partnership (“Woodstead”), pursuant to which Woodstead purchased, and we issued, 4,000,000 shares of our common stock (the “Woodstead Shares”) at a 20-day volume-weighted average price calculated at market close the business day prior to the date of the Woodstead Securities Purchase Agreement of $2.25 per share, for an aggregate purchase price of $9,000,000. Pursuant to the Woodstead Securities Purchase Agreement, we also issued to Woodstead (i) a warrant to buy 1,000,000 shares of our common stock at an exercise price of $3.50 per share with a ten-year term (the “Series A Warrant”), which are exercisable beginning on August 27, 2026 (the “Series A Exercisability Date”) and (ii) a warrant to buy 1,000,000 shares of our common stock at an exercise price of $5.00 per share with a ten-year term (the “Series B Warrant” and, together with Series A Warrant, the “Warrants”), which are exercisable beginning on August 27, 2028 (the “Series B Exercisability Date”). The Warrants may be exercised in whole or in part. The Woodstead Shares and the Warrants were issued in a private placement exempt from registration under Section 4(a)(2) and Rule 506(b) of Regulation D of the Securities Act.

The Securities Purchase Agreements contain registration rights covenants under which we granted the KLIM Purchasers and Woodstead customary registration rights with respect to the registration of the KLIM Shares and the Woodstead Shares and Warrant Shares, respectively. This prospectus is being filed to satisfy our obligations under respective registration rights covenants included in the Securities Purchase Agreements.

RISK FACTORS

Investing in our common stock involves risks. Before purchasing any securities offered, you should carefully consider the risk factors included in this section and that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm or otherwise impact our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

Risks Related to our Common Stock

Our common stock is subject to transfer restrictions.

We have net operating loss (“NOL”) carryforwards and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could result in limitations on the use of the tax attributes, our amended and restated certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 4.99% or more of our common stock and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares. The restriction will remain until the earliest of (1) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended or any successor statute if our Board determines that the restriction on transfer is no longer necessary or desirable for the preservation of tax benefits, (2) the close of business on the first day of a taxable year as to which our Board determines that no tax benefits may be carried forward, (3) such date as our Board may fix for expiration of transfer restrictions and (4) January 29, 2028. The restriction may be waived by our Board on a case-by-case basis. You are advised to carefully monitor your ownership of our common shares and consult your own legal advisors to determine whether your ownership of our common shares approaches the proscribed level.

We also have a Tax Benefits Preservation Agreement (the “Tax Rights Plan”) that would be triggered if any person acquires 4.99% or more of our common stock without prior approval by our Board. Holders of more than 4.99% of our common stock on the day the Tax Rights Plan was adopted were exempted from this limitation as to the number shares they held at the time of adoption of the Tax Rights Plan.

We may may issue additional shares of common stock or shares of our preferred stock to obtain additional financial resources, as acquisition currency or under employee incentive plans.

Any future issuances of our common stock would dilute the interest of our stockholders and likely present other risks. Our certificate of incorporation authorizes our Board to issue shares of our common stock or preferred stock from time to time in their business judgment up to the amount of our then authorized capitalization. We may issue a substantial number of additional shares of our common stock and may issue shares of our preferred stock. These issuances:

•	may significantly dilute your equity interests;

•	may require you to make an additional investment in us or suffer dilution of your equity interest;

•	may subordinate the rights of holders of shares of our common stock if shares of preferred stock are issued with rights senior to those afforded to our common stock;

•	could cause a change in control if a substantial number of shares of our common stock are issued;

•	may affect, among other things, our ability to use our NOL carry forwards; and

•	may adversely affect prevailing market prices for our common stock.

Our common stock price may be volatile.

The trading price of our common stock may fluctuate substantially, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of securities of our competitors;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations or recommendations of securities analysts;

•	material announcements by us or our competitors regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	legislative or regulatory changes affecting the businesses we invest in; or

•	departures of key personnel.

Anti-takeover provisions contained in our certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board. Our corporate governance documents include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our Board and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board;

•	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•	limiting the ability for persons to acquire 4.99% or more of our common stock;

•	providing an exclusive forum selection provision;

•	providing our Board with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•	limiting the determination of the number of directors on our Board and the filling of vacancies or newly created seats on the board to our Board then in office; and

•	providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our common stock may fluctuate significantly due to general market and economic conditions. An active trading market for our common stock may not be sustained. In addition, the price of our common stock can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our common stock is not listed on, or becomes delisted from, the Nasdaq for any reason, and is quoted on the OTC Bulletin Board, an interdealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our common stock may be more limited than if we were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your common stock unless a market can be sustained.

If the Selling Stockholders sell significant amounts of our common stock, or the perception exists that these sales could occur, such events could cause our common stock price to decline.

This prospectus covers the resale from time to time by the Selling Stockholders of up to 7,353,885 shares of our common stock. Once the registration statement, of which this prospectus is a part, is declared effective, 5,353,885 of the Secondary Shares will be available for resale in the public market immediately, an additional 1,000,000 of Secondary Shares constituting the Warrant Shares underlying the Series A Warrant will be available for resale upon the Series A Exercisability Date and an additional 1,000,000 of Secondary Shares constituting the Warrant Shares underlying the Series B Warrant will be available for resale upon the Series B Exercisability Date. If the Selling Stockholders sell significant amounts of our common stock following the effectiveness of the registration statement of which this prospectus is a part, the market price of our common stock could decline. Further, the perception of these sales or issuances could impair our ability to raise additional capital through the sale of our equity securities.

Our common stockholders may experience significant dilution upon the issuance of common stock upon conversion of our 5.0% Convertible Senior Notes due 2030 (the “Convertible Notes”).

The issuance of common stock upon conversion of some or all of the Convertible Notes will dilute the ownership interests of existing holders of shares of our common stock, which could cause the price of our common stock to decline, and further concentrate ownership in certain related parties. Furthermore, the number of shares of common stock to be issued upon conversion of the Convertible Notes may be substantially greater if the conversion rate is adjusted in accordance with the terms of the Convertible Notes. Holders of the Convertible Notes have the right to convert all or any portion of such notes at any time prior to February 22, 2030 into shares of our common stock at a conversion price of $3.4722 per share. Upon conversion of any note, we will pay or deliver, as the case may be, to the noteholder, in respect of each $1,000 principal amount of notes being converted, shares of common stock equal to the conversion rate in effect on the conversion date, together with cash, if applicable, in lieu of delivering any fractional share of common stock. We cannot predict or accurately forecast the total amount of shares of common stock that ultimately may be issued under the Convertible Notes. Further, the perception of these sales or issuances, or the conversion of the Convertible Notes, could impair our ability to raise additional capital through the sale of our equity securities.

USE OF PROCEEDS

The Secondary Shares offered hereby are being registered for the account of the Selling Stockholders identified in this prospectus. See “Selling Stockholders.” All net proceeds from the sale of the Secondary Shares will go to the Selling Stockholders. We will not receive any part of the proceeds from such sale of the Secondary Shares.

We also will not receive any proceeds from the issuance of the Warrant Shares pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants for cash. If all Warrants are exercised for cash, we will receive up to an aggregate of approximately $8.5 million from such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of November 6, 2025, there were approximately 33,029,368 shares of our common stock outstanding and no shares of our preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation (our “Charter”) and bylaws (our “Bylaws”) and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of our Charter, our Bylaws and the DGCL. For information on how to obtain copies of our Charter and our Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors. Our Charter and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our Charter, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or Nasdaq rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Warrants

On August 27, 2025, we entered into the Woodstead Securities Purchase Agreement, pursuant to which issued to Woodstead (i) a Series A Warrant to buy 1,000,000 shares of our common stock at an exercise price of $3.50 per share with a ten-year term and (ii) a Series B Warrant to buy 1,000,000 shares of common stock at an exercise price of $5.00 per share with a ten-year term.

The Series A Warrant is exercisable at any time on or after the Series A Exercisability Date and the Series B Warrant is exercisable at any time on or after the Series B Exercisability Date. Each of the Series A Warrant and Series B Warrant has a ten-year term from the original issuance date. The Warrants include certain limited anti-dilution adjustments.

The foregoing summary of the terms and conditions of the Warrants does not purport to be complete and is qualified in its entirety by reference to the Series A Warrant Agreement and Series B Warrant Agreement that are attached as exhibits to the registration statement of which this prospectus forms a part.

Delaware Anti-Takeover Law and Provisions of our Charter and our Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Charter and Bylaws

Provisions of our Charter and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and our Bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment or by one or more resolutions duly adopted by our board of directors;

•

provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum or vote of the holders of a majority of the voting power of the then- outstanding shares;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our board of directors; and

•

restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

•

provide that, unless we consent, the Court of Chancery of the State of Delaware (“Court of Chancery”) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers or employees, (iii) any action asserting a claim pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold. Complicated common stock ownership rules prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder, will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our Charter. A transfer from one member of a “public group” (as that term is defined under Section 382) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock. Our Charter includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.

Any of these provisions may be amended by a majority of our board of directors.

Preferred Stock Purchase Rights and Units

Stockholders’ Rights Agreement

On December 19, 2020, our Board adopted a Stockholders’ Rights Agreement (the “Rights Agreement”) in connection with the consummation of a holding company reorganization transaction, that resulted in the cancellation of the previous Stockholders’ Rights Agreement at Great Elm Capital Group, Inc.

Description of Rights Plan

The Rights Agreement is designed to preserve our tax assets and to prevent a person or group from acquiring more than 9.9% of our outstanding capital stock without negotiating with our Board. The possibility of a person or group exerting influence over our Board or business from a minority investment position could harm our ability to create long-term value for all stockholders.

Rights Dividend

Pursuant to the Rights Agreement, our Board declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of our common stock to stockholders of record as of the close of business on December 29, 2020 (the “Record Date”). In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (as defined below). Each Right entitles the registered holder thereof to purchase a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a cash exercise price of $15.00 per Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the common stock and will become exercisable upon the earlier of:

•

the close of business on the tenth business day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership (as defined in the Rights Agreement using definitions from the Code and the rules and regulations thereunder) of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder;

•

the close of business on the tenth business day following the first public announcement that an Acquiring Person has acquired beneficial ownership (as defined under the Rights Agreement using definitions from the Exchange Act, and the rules and regulations thereunder) of 9.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of announcement under this or the preceding bullet, the “Stock Acquisition Date”); or

•

close of business on the tenth business day (or such later day as the Independent Directors (as defined in the Rights Agreement) may determine) following the commencement of a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of

4.99% (using the tax definitions) or 9.99% (using the Exchange Act definitions) or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

Notwithstanding the foregoing, with respect to any person:

•	who beneficially owns using the tax definitions 4.99% or more of the outstanding shares of common stock as of the Record Date; or

•

who beneficially owns using the Exchange Act definitions 9.99% or more of the outstanding shares of common stock as of the record date (such persons being referred to in the Rights Agreement as a “Grandfathered Person”),

the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock beneficially owned as of the Record Date, for any other Grandfathered Person not listed on Schedule A of the Rights Agreement (the “Grandfathered Percentage”).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights):

•	the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

•	new common stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference; and

•	the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of common stock held by us, subject to adjustment as provided herein (the Right Certificates) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Independent Directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Process for Potential Exemption

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person

•	beneficially owning (using the tax definitions) more than 4.99% of the outstanding shares of common stock;

•	beneficially owning (using the Exchange Act definitions) more than 9.99% of the outstanding shares of common stock; or

•	a Grandfathered Person beneficially owning more than the Grandfathered Percentage,

may request that our Independent Directors grant an exemption with respect to such acquisition under the Rights Agreement. Our Independent Directors may deny such an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the net operating losses or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our Independent Directors or that it will not request another exemption).

Subscription and Merger Rights

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Series A Preferred Stock, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Rights, Units of Series A Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). If, at any time following the Stock Acquisition Date:

•	we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation;

•

any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

•	50% or more of our assets or earning power is sold, mortgaged or otherwise transferred,

each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (the “Merger Right”).

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

Until a Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of ours, other consideration or for common stock of an acquiring company.

Exchange Feature

At any time after a person becomes an Acquiring Person, our Independent Directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the Rights Agreement. Notwithstanding the foregoing, our Independent Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Adjustments

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•

if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or

•

upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our Independent Directors) by our Independent Directors only until the earlier of (i) 10 days after any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement. Immediately upon the action of our Independent Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Amendment

Our Independent Directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the Rights Agreement. After such time our Independent Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date

The Rights are not exercisable until the Distribution Date and will expire at the earlier of:

•	the time when the Rights are redeemed as provided therein;

•	the time when the Rights are exchanged as provided therein;

•	the repeal of Section 382 of the Code if our Independent Directors determine that the Rights Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Agreement);

•	the beginning of our taxable year to which our Board determines that no Tax Benefits may be carried forward; or

•	the close of business on January 29, 2028.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 7,353,885 shares of our common stock. The term “Selling Stockholders” includes the stockholders listed below and their permitted transferees who may acquire the Secondary Shares from a Selling Stockholder after the date of this prospectus. Information concerning the Selling Stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The table below sets forth the following information: (i) the name of each Selling Stockholder, (ii) the number of shares of common stock beneficially owned by each Selling Stockholder, (iii) the number of Secondary Shares that may be offered by each Selling Stockholder hereunder, (iv) the number of shares of common stock beneficially owned by each Selling Stockholder following the completion of this offering (assuming each Selling Stockholder sells all of the Secondary Shares covered by this prospectus), and (v) the percentage of common stock beneficially owned by each Selling Stockholder following the completion of this offering (assuming each Selling Stockholder sells all of the Secondary Shares covered by this prospectus), based on 33,029,368 shares of our common stock outstanding as of November 6, 2025.

The Selling Stockholders are not making any representation that any Secondary Shares covered by this prospectus will be offered for sale. Because each Selling Stockholder may dispose of all, none or some portion of the Secondary Shares covered by this prospectus, no estimate can be given as to the number of shares that will be beneficially owned by a Selling Stockholder upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of their shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering, none of the Secondary Shares registered for resale under this prospectus will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of common stock during this offering.

The following table is prepared based on information provided to us by the Selling Stockholders. Based on information provided to us, none of the Selling Stockholders that are affiliates of broker-dealers, if any, purchased the Secondary Shares outside the ordinary course of business or, at the time of their acquisition of such Secondary Shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the Secondary Shares. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

See the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these Secondary Shares.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering	Percentage of Shares of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After this Offering	Percentage of Shares of Common Stock Beneficially Owned After this Offering (1)
Funds affiliated with Kennedy Lewis Investment Management LLC (2)	1,353,885	4.1%	1,353,885	0	0%
Woodstead Value Fund, L.P.(3)	4,875,942	14.8%	4,000,000	875,942	2.7%

(1)

We do not know when or in what amounts the Selling Stockholders may offer the Secondary Shares for sale. The Selling Stockholders might not sell any or all of the Secondary Shares offered by this prospectus. Because the Selling Stockholders may offer any amount of the Secondary Shares pursuant to this offering, we cannot estimate the number of Secondary Shares that will be held by the Selling Stockholders after completion of this offering. We do not know when or on what amounts any Selling Stockholders may acquire or dispose of shares of common stock that are not covered by this prospectus. However, for purposes of this table, we have assumed that, after completion of this offering, none of the Secondary Shares covered by this prospectus will be held by the Selling Stockholders and that the ownership by any Selling Stockholders of Secondary Shares covered by this prospectus will not change.
(2)

“Funds affiliated with Kennedy Lewis Investment Management LLC” means collectively Kennedy Lewis Capital Partners Master Fund III LP, Kennedy Lewis (EU) SPV LP, KLIM Delta Hqc3 LP and Kennedy Lewis Capital Partners Master Fund IV-B LP. Shares listed under “Shares of Common Stock Beneficially Owned Before Offering” consists of 1,353,885 shares of common stock acquired pursuant to the KLIM Stock Purchase Agreement. The address of Funds affiliated with Kennedy Lewis Investment Management LLC is 225 Liberty Street, Suite 4210, New York, New York 10281.

(3)

Shares listed under “Shares of Common Stock Beneficially Owned Before Offering” consists of (i) 875,942 shares of common stock held prior to the Woodstead Securities Purchase Agreement, and (ii) 4,000,000 shares of common stock acquired pursuant to the Woodstead Securities Purchase Agreement. It excludes (i) 1,000,000 shares of our common stock issuable upon the exercise of our Series A Warrant and (ii) 1,000,000 shares of our common stock issuable upon the exercise of our Series B Warrant because Woodstead does not have the right to exercise the Series A Warrant or the Series B Warrant within 60 days of this prospectus. Woodstead will not be able to exercise the Series A Warrant until the Series A Exercisability Date or the Series B Warrant until the Series B Exercisability Date. The address of Woodstead is 500 Frank W Burr Boulevard, Suite 720, Teaneck, New Jersey, 07666.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 2,000,000 Warrant Shares upon exercise of the Warrants and (ii) up to 7,353,885 Secondary Shares to permit the resale of such Secondary Shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Secondary Shares. We also will not receive any proceeds from the issuance of the Warrant Shares, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. The Secondary Shares covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The Selling Stockholders may sell their Secondary Shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resales by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Secondary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•

in options transactions, including through the writing or settlement of put or call options or other hedging transactions (whether those options are listed on an options exchange or otherwise) relating to the Secondary Shares offered by this prospectus, or the short sales of the offered Secondary Shares; or

•	any other method permitted pursuant to applicable law.

In addition, any Secondary Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144, or Section 4(a)(1) under the Securities Act, if available, rather than pursuant to this prospectus, provided that the Selling Stockholders meet the criteria and conform to the requirements of those provisions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Secondary Shares offered by this prospectus or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Secondary Shares in the course of hedging the positions they assume with the Selling Stockholders. Subject to certain limitations on shorting, the Selling Stockholders may also sell the Secondary Shares short and redeliver the Secondary Shares to close out such short positions.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of Secondary Shares offered by this prospectus, which Secondary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may also pledge Secondary Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Secondary Shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions in amounts to be negotiated immediately prior to the sale. The Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

In offering the Secondary Shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Secondary Shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Secondary Shares to engage in market-making activities with respect to the Secondary Shares. All of the foregoing may affect the marketability of the Secondary Shares and the ability of any person or entity to engage in market-making activities with respect to the Secondary Shares.

In order to comply with the securities laws of certain states, if applicable, the Secondary Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Secondary Secondary Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of Nasdaq pursuant to Rule 153 under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Secondary Shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Secondary Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Secondary Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the Secondary Shares covered by the registration statement of which this prospectus constitutes a part may be sold pursuant to Rule 144 of the Securities Act without limitation, restriction or condition (including any public information requirement) thereunder and (2) the date on which all of the Secondary Shares covered by the registration statement of which this prospectus constitutes a part have been sold in accordance with the registration statement or pursuant to Rule 144 of the Securities Act.

We will pay all expenses of the registration of the Secondary Shares covered by the registration statement of which this prospectus constitutes a part, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

Davis Polk & Wardwell LLP, New York, New York will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Great Elm Group, Inc. as of and for the year ended June 30, 2025, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Great Elm Group, Inc. as of and for the year ended June 30, 2024 incorporated in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or a free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K). These documents contain important information about us and our finances.

We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended June 30, 2025, filed September 2, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed November 12, 2025;

•	our Current Reports on Form 8-K filed with the SEC on July 31, 2025 (other than Item 2.02), August 27, 2025, October 17, 2025, December 5, 2025 and January 7, 2026.

We also incorporate by reference into this prospectus all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our audit and compensation committee reports and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. This material is available from the SEC’s website at http://www.sec.gov or from our website at www.greatelmgroup.com/investors/. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to our investor relations team at 3801 PGA Boulevard, Suite 603, Palm Beach Gardens, Florida 33410 or by telephone at (617) 375-3006.

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

You should not assume that the information contained in this prospectus and the documents incorporated into this prospectus by reference is correct on any date after their respective dates, even though this prospectus is delivered, or securities are sold, on a later date.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by Great Elm Group, Inc. (the “Registrant”), in connection with the offering of securities described in this registration statement, other than underwriting discounts and commissions. All amounts shown are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee. The Registrant will bear all of the expenses shown below.

SEC registration fee	$2,529
Printing expenses	$27,355
Legal fees and expenses	$930,102
Accounting fees and expenses	$65,000
Miscellaneous	$290,000
Total	$1,314,986

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) with respect to a director or officer, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) with respect to a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, under Section 174 of the DGCL, (4) with respect to a director or officer, for any transaction from which the director or officer derived an improper personal benefit, or (5) with respect to an officer, in any action by or in the right of the corporation.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner she or he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify her or him against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Indemnification provided for by

Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against her or him and incurred by her or him in any such capacity, or arising out of her or his status as such, whether or not the corporation would otherwise have the power to indemnify her or him under Section 145.

The Registrant’s bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

In addition, the Registrant is party to indemnification agreements with its executive officers and directors pursuant to which the Registrant agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

Item 16. Exhibits.

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, dated October 23, 2020 (incorporated by reference to the Exhibit 3.1 to the Form 8-K filed on December 29, 2020)

3.2	Amended and Restated Bylaws of the Registrant, dated November 14, 2022 (incorporated by reference to the Exhibit 3.1 to the Form 8-K filed on November 14, 2022)

4.1	Form of the Registrant’s Common Stock Certificate (incorporated by reference to the Exhibit 4.1 to the Form 8-K filed on December 29, 2020)

4.2	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of the Registrant, dated December 23, 2020 (incorporated by reference to the Exhibit 4.2 to the Form 8-K filed on December 29, 2020)

4.3	Stockholders’ Rights Agreement, dated December 29, 2020, by and between the Registrant and Computershare Trust Company, N.A. (incorporated by reference to the Exhibit 4.3 to the Form 8-K filed on December 29, 2020)

Exhibit No.	Description

4.4	Form of 5.0% Convertible Senior PIK Notes due 2030 (incorporated by reference to the Exhibit 4.4 to the Form 8-K filed on December 29, 2020)

4.5	Form of Amendment to 5.0% Convertible Senior PIK Notes due 2030 (incorporated by reference to the Exhibit 4.1 to the Form 10-Q filed on May 14, 2021)

4.6	Registration Rights Agreement, dated as of February 26, 2020, by and between Great Elm Capital Group, Inc. and certain accredited investors party thereto (incorporated by reference to the Exhibit 4.5 to the Form 8-K filed on December 29, 2020)

5.1	Opinion of Davis Polk & Wardwell LLP

10.1	Series A Warrant Agreement, dated August 27, 2025, between the Registrant and Woodstead Value Fund, L.P. (incorporated by reference to the Exhibit 10.25 to the Form 10-K filed on September 2, 2025)

10.2	Series B Warrant Agreement, dated August 27, 2025, between the Registrant and Woodstead Value Fund, L.P. (incorporated by reference to the Exhibit 10.26 to the Form 10-K filed on September 2, 2025)

10.3	Stock Purchase Agreement, dated July 31, 2025, by and among the Registrant and the purchasers named therein (incorporated by reference to the Exhibit 10.22 to the Form 10-K filed on September 2, 2025)

10.4	Securities Purchase Agreement, dated August 27, 2025, between the Registrant and Woodstead Value Fund, L.P. (incorporated by reference to the Exhibit 10.24 to the Form 10-K filed on September 2, 2025)

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the signature page of this registration statement)

107	Filing fee table

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus forms a part, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was a part of this registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, in the State of Florida, on January 7, 2026.

GREAT ELM GROUP, INC.

By:	/s/ Jason W. Reese
Name: Jason W. Reese
Title: Chief Executive Officer & Chairman

Each person whose signature appears below constitutes and appoints Jason W. Reese and Keri A. Davis (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this registration statement (including a related registration statement filed pursuant to Rule 462(b) of the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on January 7, 2026.

Signature	Title

/s/ Jason W. Reese Jason W. Reese	Chief Executive Officer & Chairman (Principal Executive Officer)

/s/ Keri A. Davis Keri A. Davis	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)

/s/ Matthew A. Drapkin Matthew A. Drapkin	Director

/s/ David Schwartz David Schwartz	Director

/s/ Lloyd Nathan Lloyd Nathan	Director

/s/ David Matter David Matter	Director

/s/ James P. Parmelee James P. Parmelee	Director

Signature	Title

/s/ Eric J. Scheyer Eric J. Scheyer	Director

/s/ Booker Smith Booker Smith	Director